Exhibit 99.1

GLADSTONE COMMERCIAL CORPORATION ANNOUNCES SHARE REPURCHASE AUTHORIZATION

MCLEAN, Va., December 12, 2022 – Gladstone Commercial Corporation (Nasdaq: GOOD) (the “Company”) announced that its board of directors has authorized a share repurchase program for up to $20,000,000 of each of the Company’s 6.625% Series E Cumulative Redeemable Preferred Stock and 6.00% Series G Cumulative Redeemable Preferred Stock. The repurchases are intended to be implemented through open market transactions on U.S. exchanges or in privately negotiated transactions, in accordance with applicable securities laws, and any market purchases will be made during applicable trading window periods or pursuant to any applicable Rule 10b5-1 trading plans. The timing, prices, and sizes of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The authorization expires December 6, 2023 and the repurchase program may be suspended or discontinued at any time and does not obligate the Company to acquire any particular amount of stock.

“After thorough analysis and in consultation with our board of directors, we are announcing a share repurchase authorization as part of a capital allocation strategy that we believe is in the best interest of our shareholders and our business. We believe that, with the current market volatility due to macroeconomic conditions, there is an attractive buying opportunity for our preferred stock. We believe using capital to repurchase our preferred shares at appropriate prices represents a favorable strategic use of capital,” said Buzz Cooper, President of the Company.

About Gladstone Commercial (Nasdaq: GOOD)

Gladstone Commercial is a real estate investment trust focused on acquiring, owning and operating net leased industrial and office properties across the United States. As of September 30, 2022, Gladstone Commercial’s real estate portfolio consisted of 137 properties located in 27 states, totaling approximately 17.2 million square feet. For additional information please visit www.gladstonecommercial.com.

Forward-looking Statements: The statements in this press release regarding the Company’s capacity for growth, share repurchases and future distributions are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.

Contact: For further information contact Investor Relations at 703-287-5893